Exhibit 99.3
Monster Worldwide Announces Appointments to Board of Directors
Cynthia McCague and Jeffrey Rayport Named Independent Directors
NEW YORK, NY — April 28, 2010 — Monster Worldwide, Inc., (NYSE: MWW) today announced the expansion of its Board of Directors with the addition of Cynthia McCague and Jeffrey Rayport as new independent members. Ms. McCague and Dr. Rayport are considered leaders in their respective fields and add highly relevant experience and insight to Monster’s Board. As a result of the new appointments, there are a total of eight Directors on the Board, including six independent Directors.
Ms. McCague brings human resources and corporate and executive compensation expertise to the Board of Directors with more than 35 years of experience as a human resources professional, including leading the Global Human Resources function for The Coca-Cola Company. Her international experience in human resources will provide an important perspective on the dynamics of the global recruitment process and an understanding of the obstacles, challenges and opportunities facing companies in a wide variety of industries.
A recognized thought leader in digital media, marketing and e-commerce, Dr. Rayport brings highly relevant operating experience to the Board of Directors. He is currently a Partner at Castanea Partners, a private equity firm focused on investments in marketing, retail and information services. Previously, he was the executive chairman and founder of Marketspace LLC, a digital strategy advisory and research business. Dr. Rayport has also served as a faculty member at the Harvard Business School, where he created and taught the first e-commerce course in the United States. His insight into the rapidly evolving digital marketplace will help Monster stay ahead of emerging trends and build on its momentum as a leader in the recruitment and talent acquisition industry.
“We’re very fortunate to have Cynthia and Jeffrey join our Board. As both are considered leaders in their fields, they bring a fresh perspective and specific expertise that will deliver value for Monster customers, employees and shareholders” said Sal Iannuzzi, chairman, president and CEO of Monster Worldwide.
Ms. McCague and Dr. Rayport were named to the Board on April 27th and will stand for reelection, along with all of the current Board members, at the Annual Meeting on June 8th.
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About Monster Worldwide
Monster Worldwide, Inc. (NYSE: MWW), parent company of Monster, the premier global online employment solution for more than a decade, strives to inspire people to improve their lives. With a local presence in key markets in North America, Europe, and Asia, Monster works for everyone by connecting employers with quality job seekers at all levels and by providing personalized career advice to consumers globally. Through online media sites and services, Monster delivers vast, highly targeted audiences to advertisers. Monster Worldwide is a member of the S&P 500 index. To learn more about Monster’s industry-leading products and services, visit www.monster.com. More information about Monster Worldwide is available at http://www.about-monster.com.
Press Contact
Matthew Henson
978-823-2627
Matthew.henson@monster.com
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